Exhibit 99.4

From: Ted Christie

Date: February 7, 2025 at 2:24:19 PM MST

To: Bill Franke , Andrew Broderick ,

Brian Franke

Cc: Thomas Canfield >

Subject: Counter

Bill:

Thank you again for your constructive proposal earlier this week. We very much appreciate the move, and have worked diligently to re-restrict our key stakeholders and coordinate with them on a counterproposal (including multiple calls today). The key terms of our counterproposal are outlined in the attached document. A few thoughts:

1.	We are aligned on the “price” / value to be provided to Spirit and its stakeholders, as re- affirmed by Frontier earlier this morning on its Q4/2024 earnings call

•	Given the difference in approaches to valuing a fixed split of the combined equity (to get our shareholders the offered $1.15 per share and pay the bonds par), we have moved to a market-based mechanism to value the equity consideration and determine the number of shares provided to Spirit (e.g., VWAP or mandatory convertible note with potential collar to be discussed)

•	We will need collectively to agree on the exact mechanic

•	Based on your latest proposal, the total value to be provided to Spirit and its stakeholders should be $1.785 billion in total (par plus accrued interest to the bonds, plus a $1.15 per-share recovery to existing equity holders as outlined in Citi’s presentation)

2.	The counter provides for $600M of takeback debt which will be structured to trade at par, and the balance in equity

•	The debt is first lien alongside any incremental financing required to address Spirit’s existing DIP and RCF outstanding and capitalize the combined company balance sheet

•	Bondholders have also expressed willingness to assist in raising new debt on the combined company through backstopping / anchoring the new money debt raise, subject to diligence on the terms and structure

3.	To address concerns over closing and the attendant costs and risks of an extended stay in chapter 11, we have proposed a regulatory efforts undertaking up to a material adverse effect standard and a reverse termination fee payable to Spirit if a transaction is terminated as a result of a regulatory failure

4.	We agree that confirmatory diligence can and should be completed in a timely manner (10 business days or less per your latest proposal), during which time Spirit and its stakeholders will have the opportunity to perform reverse diligence on key operational and legal matters, in addition to an evaluation of the proposed debt / collateral structure

As you and your team are well aware, time is of the essence as we speedily approach confirmation of our stand alone plane this Thursday. We are prepared to work nonstop through the weekend, and are ready to discuss as soon as you are ready.

I am also asking PWP to reach out to Citi to discuss.

Ted

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